Exhibit 10.35

Sales Agreement

Party A: Changchun Central Hospital
Address: 1810 Renmin Blvd., Changchun, Jilin Province

Party B: Changchun Yongxin Dirui Medical Co., Ltd.
Address: 2152 Nanhuan Rd., Changchun, Jilin Province.

This Sales Agreement (the “Agreement”) is entered into by and between Party A and Party B in connection with sales of pharmaceuticals.

Party A agrees to purchase pharmaceuticals from Party B of an estimated amount of RMB1.2 million in the contract year (an estimated amount of RMB100,000 per month).

I.	General Provisions

1.	Party B shall supply pharmaceuticals to Party A according to the Hospital’s Drug Schedule provided by Party A.

2.	Party B shall guarantee that drugs sold to Party A are genuine and qualified drugs that are in accordance with national standards and applicable laws and regulations.

3.	The sales price of drugs will be further determined through joint agreement between the parties based on the following:
•	Bidding price; or
•	Market price, with a discount applied to drugs that are not subject to bidding.

4.	Party A will place one or two orders with Party B per week. Party B shall deliver the ordered products within 24 hours after receipt of the order.

5.
Party B shall provide Party B with invoices, inventory checklists and product inspection reports upon delivery of products. If Party B cannot provide the invoice upon delivery, it shall send the invoice to Party A by the end of the month during which the delivery was made.

6.	Party A and Party B shall verify the sales books and records on the 27th day of every month and shall correct any errors or discrepancies as soon as possible.

7.
Party A shall claim any return of products within 6 months before the expiration date of such products. If Party A fails to claim a return within the above mentioned time period, Party B shall help Party A contact the manufacturer in good faith and claim for a return, and Party A shall bear any loss in the event that no return is accepted by the manufacturer.

8.
Party A shall notify Party B of any quality related issues for the products. Party B shall contact the supplier or manufacturer of such products and clarify the liabilities of all parties. However, Party A shall be liable for any damages that are resulted from misuse or improper storage of products by Party A.

II.	Payment

Party A shall pay for the first month’s purchase price within 10 days following the end of the 6th months from the beginning of the contract year.

III.	Breach of Agreement

1.
If either party breaches any term or condition under the Agreement for the first time, the non-breaching party may give warnings and the parties may resolve the breach through negotiation. If the same party breaches the Agreement twice, the non-breaching party shall have the right to terminate the Agreement.

2.
If any terms or conditions under this Agreement disagree with or conflict with any Medical Reform Policies issued by the government, this Agreement shall be terminated. Under such circumstance, the parties agree to consult with one another in order to resume business in a manner that conforms with the government’s policies.

IV.	Rights and Obligations

A.	Rights and Obligations of Party A

1.	Party A has the right to make or amend the Hospital’s Drug Schedule at its own discretion;
2.	Party A has the right to request expedite delivery of products;
3.	Party A has the right to assess the quality of products sold by Party B; and
4.	Party A has the obligation to make payments on time.

B.	Rights and Obligations of Party B

1.	Party B has the right to require Party A to pay on time;
2.	Party B has the obligation to guarantee the amount and quality of products supplied;
3.	Party B has the obligation to provide satisfactory pre-and-after-sales services; and
4.	Party B has the obligation to guarantee the quality of products meets the requirements under laws and regulations.

V.
This Agreement becomes effective upon execution of both parties. This Agreement shall be executed into three duplicate originals. Party A shall hold one duplicate original; Party B shall hold two duplicate originals. Each duplicate original shall have the same legal effect.

VI.	This Agreement is effective from January 1, 2010 to December 12, 2010.

Party A: Changchun Central Hospital (corporate seal)

Party B: Changchun Yongxin Dirui Medical Co., Ltd. (corporate seal)